Exhibit 4.22

Margarette Lee                                        September 6, 2002
Young Woo & Assoc., LLC
141 Fifth Avenue
New York, NY 10010

Re: Early Termination Agreement

Dear Margarette:

Further to our discussion from today, this is to memorialize the agreement we have reached to terminate the Agreement of Sublease between Young Woo & Associates and Commtouch dated October 1, 1999:

     1. Commtouch shall pay Young Woo the sum of $55,613.90. Of that amount, a payment of $24,720 shall be made by way of Young Woo's retention of the security deposit it holds in that amount.

     2. Of the remaining amount of $30,893.90, upon signature of this agreement by Young Woo, Commtouch shall either wire funds or send a check by Federal Express to Young Woo in the sum of $13,200. The transference of the $13,200 will occur on Tuesday, September 10, 2002. The remainder totaling $17,693.90 shall be made by wire transfer or check on October 1, 2002. To secure the payment of this remaining amount, Commtouch shall cause its parent company, Commtouch Software Ltd., to sign on a promissory note in the amount of $17,693.90.

     3. Young Woo shall immediately send to Commtouch by overnight delivery a check it possesses from Treasurace for deposit by Commtouch in the amount of $8240.

     4. Young Woo shall be transferred title to the items listed on the attached list, which we understand to be located currently on the leasehold premises.

     5. Upon execution of the above, the sublease, including parent guarantee, is terminated and each of the parties hereto waives any and all claims of any nature against the other party, including all related affiliates and representatives. Without derogating from the effectiveness of the above release, a more formal and detailed release is contemplated.

Margarette, I appreciate your patience and courtesy throughout this oftentimes difficult negotiation. Please sign below and return a signed copy to us in evidence of Young Woo's agreement to the above.

Regards,
/s/Gary Davis
Gary Davis
General Counsel

We agree to the above:              ______________     ________________________
                                    Commtouch Inc.     Young Woo & Assoc., LLC